DANIEL B. KINSEY, P.C.
                                80 Orville Drive
                            Bohemia, New York 11716



May 14, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

Re:  Computer Concepts Corp.
     Registration Statement on Form S-8

Gentlemen:

     Reference  is  made  to  the  filing  by  Computer   Concepts  Corp.   (the
"Corporation") of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 901,648 shares of the Corporation's Common Stock, $.0001 par value per share, in connection with the Corporation's stock incentive plans (the "Plans").

     As counsel for the Corporation, I have examined its corporate records, including its Certificate of Incorporation, as amended, its By-Laws, its corporate minutes, the form of its Common Stock certificate, the Plans, related documents under the Plans and such other documents as deemed necessary or relevant under the circumstances.

     Based upon this examination, I am of the opinion that:

     1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.

     2. The 122,500 outstanding shares and the 779,148 shares of the Corporation's Common Stock issuable upon exercise of options, when issued pursuant to the Plans and in accordance with the agreements related thereto, will be validly authorized, legally issued fully paid and non-assessable.

     I hereby consent to be named in the Registration Staement and in the Prospectus which constitutes a part thereof as counsel of the Corporation, and I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

DANIEL B. KINSEY, P.C.
/s/ Daniel B. Kinsey
Daniel B. Kinsey